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                                  EXHIBIT 99.1
              STERLING FINANCIAL CORPORATION DIVIDEND REINVESTMENT
                             AND STOCK PURCHASE PLAN
                             As Amended and Restated
                                  June 24, 2003

SECTION 1.        DEFINITIONS.

         The following words and phrases, when capitalized and used herein, shall have the meanings set forth below, unless the context clearly indicates otherwise:

(a) Investment Date: shall mean the dividend payment date in any month in which a dividend is paid, except that if the dividend payment date falls on a day which is not a trading day, the Investment Date shall be the next business trading day.

(b)      Market Price per Share: shall mean:

         (i) in the event that Sterling common stock is listed on an established stock exchange, market price per share shall mean the closing price of Sterling common stock on such exchange on the relevant investment date, or, if no trade occurred on that day, on the next day on which a trade occurs;

         (ii) in the event that Sterling common stock is not listed on an established stock exchange but is then quoted on the National Association of Securities Dealers Automated Quotation System National Market (NASDAQ/NMS(R)), market price per share shall mean the average of the high and low sale prices of Sterling Common Stock as reported on NASDAQ/NMS(R) on the relevant investment date, except that if no trade is reported on that day, market price per share shall be determined by reference to the next trading day on which such prices were quoted;

         (iii) in the event that Sterling common stock is not listed on an established stock exchange and is not quoted on NASDAQ/NMS(R), market price per share shall mean the average of the highest bid and lowest asked quotations for Sterling common stock as reported by the National Quotation Bureau, Incorporated on the NASD OTC Bulletin Board on the relevant investment date, except that if no bid or asked quotation is reported on that day, market price per share shall be determined by reference to the next trading day on which bid and asked quotations were reported; and

         (iv) in the event that Sterling common stock is not listed on an established stock exchange, is not quoted on NASDAQ/NMS(R) or on the NASD OTC Bulletin Board then market price per share shall be determined in good faith by Sterling.

(c) Participant: shall mean any holder of record of shares of Sterling common stock who meets the eligibility requirements set forth in
         Section 3 of the plan and who makes an election to participate in the plan in accordance with the provisions of Section 4 of the plan.

(d) Plan: shall mean the Sterling Financial Corporation Dividend Reinvestment and Stock Purchase Plan, as it may hereafter be amended, supplemented or modified.

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(e)      Plan Agent: shall mean the agent appointed by Sterling pursuant to the provisions of Section 5 of the plan.

(f) Record Date: shall mean the date for determining shareholders of record in connection with the payment of dividends on shares of Sterling common stock.

(g) Special Dividend: shall mean: (i) a cash dividend which is paid independently of and in addition to the regular quarterly cash dividends paid on shares of Sterling common stock, or (ii) the incremental portion of a regular quarterly cash dividend paid on shares of Sterling common stock which is paid simultaneously with a regular quarterly cash dividend and which is in excess of the amount of that regular quarterly cash dividend, which is in the case of either (i) or
         (ii) above designated as a special dividend by the Board of Directors of Sterling.

(h)      Sterling: shall mean Sterling Financial Corporation.

(i) Sterling Common Stock: shall mean the $5.00 par value common stock of Sterling.

SECTION 2.        PURPOSE.

         The purpose of the plan is to provide record holders of shares of Sterling common stock with a simple and convenient method of investing cash dividends and voluntary cash payments in shares of Sterling common stock for long-term investment.

SECTION 3.        ELIGIBILITY.

(a)      General Rule: You may become a participant in the plan three ways:

              - To make an investment online, log on to www.investpower.com to access your shareholder account. You will need your bank account number and your ABA number to complete this transaction. You will receive an e-mail confirming receipt of your transaction, as well as en e-mail within two business days confirming the number of shares purchased and their price.

              - To invest by mail, fill out an Enrollment Application which can be obtained by calling 1-877-248-6420 (toll free) or you may download the Enrollment Application from the administrator's internet site.

              - If you own Sterling stock, held at a broker, bank, or trust company in a name other than yours, request that at least one share of stock be transferred to your name. If you do not wish to transfer shares into your name, you can still enroll and buy shares as instructed above, but will be subject to the $250 minimum initial purchase.

(b) Compliance with State Securities Laws: An otherwise eligible Sterling shareholder may participate in the plan only if shares of Sterling common stock may lawfully be offered and sold under the plan to residents of the state in which that shareholder resides. Sterling shall use its reasonable best efforts to take all steps necessary to permit shares to be legally offered and sold under the plan in all states in which shareholders wishing to participate in the plan reside; provided, however, that Sterling shall not be required to take such steps in any state if it determines in its sole discretion and in light of the number of shareholders residing in that state

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         who wish to participate in the plan, that to do so would be burdensome or impracticable for reasons of cost or otherwise.

SECTION 4.        PARTICIPATION.

(a) Reinvestment of Dividends: In order to participate in the plan, a shareholder who meets the eligibility requirements set forth in Section 3 must, complete and return the Enrollment Application form, and in such manner as may from time to time be prescribed by Sterling, designating the plan agent to reinvest some or all of the dividends payable on the shareholder's Sterling common stock. The plan agent must receive a shareholder's authorization by record date for the shareholder to participate in the plan on the corresponding investment date. If the authorization is received after record date, the shareholder's participation in the plan will commence on the next following investment date.

         Participation, once commenced, shall continue until a participant withdraws from the plan in accordance with Section 11(a) of the plan, until the participant's right to participate is terminated in accordance with Section 11(c) of the plan, or until the plan terminates in accordance with Section 12(d) of the plan.

(b) Voluntary Cash Payments: Each month participants may elect to invest a minimum of $100.00 and a maximum of $3,000 in the plan. The participant may invest in additional shares of Sterling common stock by: (i) authorizing the plan agent to apply all of the cash to the purchase of additional shares, and (ii) sending cash by check or other draft to the plan agent so that it is received by the plan agent on or before the day prior to the next investment date. Notwithstanding the foregoing, a voluntary cash payment is not deemed to have been received by the plan agent until the check or draft has cleared and the funds represented thereby are collected.

(c) No Interest: Under no circumstances will interest be paid to a participant on funds (whether dividends or voluntary cash payments) held by the plan agent prior to investment.

SECTION 5.        PLAN AGENT.

         The plan shall be administered by American Stock Transfer & Trust Company, as plan agent. The plan agent shall be appointed by Sterling, which appointment may be revoked by Sterling and a successor plan agent appointed at any time. The plan agent shall receive dividends and voluntary cash payments and shall purchase shares of Sterling common stock on behalf of the participants and otherwise fulfill the duties of the plan agent as set forth in this plan.

SECTION 6.        DIVIDEND REINVESTMENT AND CASH PURCHASES FROM STERLING.

         Sterling proposes to provide the shares directly to the plan agent from authorized but unissued shares, treasury shares, open market purchases, or a combination.

         There will be no fees for dividends reinvested or voluntary cash purchases, if Sterling provides the shares to the plan agent. The only time participants will pay the dividend reinvestment and voluntary cash contribution fees indicated in the Summary of Fees, (refer to Section
         7), will be when Sterling instructs the plan agent to purchase shares on the open market. Sterling anticipates that the normal business procedure will be to supply the plan agent with the shares.

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         You may reinvest dividends to purchase additional shares of Sterling common stock. You may reinvest all your dividends or a portion of your dividends. You may elect to receive cash dividends. The dividends on all shares held by the plan agent will be reinvested unless you elect Cash Payments Only on the Enrollment Application.

(a) Full Dividend Reinvestment: All shares held in your account as of record date, will have dividends reinvested, including fractional shares, which will be computed to 3 decimal places and credited to your account.

(b) Partial Dividend Reinvestment: You may choose to reinvest dividends on some shares held in certificate form and on all shares held by the plan agent, within the same plan account. You may receive a cash dividend on the remaining shares held in certificate form.

(c) Voluntary Cash Payments: Your voluntary cash payments, if any, will be reinvested as described in Section 4(b) of the plan. Purchases of shares from Sterling will be made as of the investment date, which will be the dividend payment date during a month in which a dividend is paid, and, in any other month, will be the 1st business day of the month. Purchase of shares of common stock on the open market will be made as soon as reasonably possible, but not more than thirty days after the investment date.

(d) Cash Dividends: If you choose to receive cash dividends on your shares, your cash dividend can be deposited directly to your bank account. In order to take advantage of this option, your bank or financial institution must be a part of Automated Clearing House ("ACH"). If you are interested in this option please call (800) 278-4353 and request forms for Direct Deposit of Dividends.

SECTION 7.        ADMINISTRATION OF THE PLAN.

(a) The Plan Agent: The plan agent administers the plan for all participants.

(b) Books, Records and Reports: All shares of Sterling common stock purchased by the plan agent pursuant to Section 4 and Section 6 of the plan, including any fractions of a whole share, shall be registered in the name of the plan agent or its nominee as agent for each participant and shall be credited to such participant's account on the books and records of the plan, which books and records shall be maintained at all times by or at the direction of the plan agent. Within thirty (30) days following the completion of each investment on behalf of a participant, the plan agent shall mail to such participant a statement setting forth the amount of the dividend and the voluntary cash payment (if any) applied towards such investment, the net amount invested, the number of shares purchased, the cost per share of shares purchased, and the total number of shares held for the participant's account under the plan. Refer to Section 6(c) for voluntary cash contributions processed in a month during which a dividend is not paid.

(c) Issuance of Stock Certificates: On request, the plan agent will send a participant a certificate for all or any number of whole shares of Sterling common stock credited to his account as specified in the participant's notice. No stock certificate shall be issued to any participant except pursuant to such a request, upon such participant's withdrawal or termination in accordance with Section 11 of the plan, or upon termination of the plan in accordance with Section 12(d) of the plan. In no event shall any certificate be issued evidencing a fraction of a whole share of Sterling common stock.

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(d)      Sale of Shares: On request, the plan agent will sell all or any number of whole shares of Sterling common stock credited to a participant's account as specified in the participant's request. The plan agent may sell shares weekly or as often as daily following the receipt of such request, less: (i) applicable brokerage fees and commissions, (ii) applicable withholding taxes, (iii) applicable transfer taxes, and (iv) a service charge of $15.00 + $.05 per share (which service charge may be increased or decreased by Sterling in its sole discretion upon prior written notice to each participant).

(e) Transfer of Shares: Transfers may be made in book-entry form or the plan agent will issue a certificate and send it to the new owner, by first class mail. You may transfer to a person who has a plan account, or you may set up a new plan account, if the person does not have one. Follow the steps below to complete your transfer.

         Contact the plan agent to request a Prospectus and an Enrollment Application. Complete the form, providing the full registration name, address and social security number of the new participant. The completed Enrollment Application should be sent with a written request indicating the number of shares (full and fractional, if any) to be transferred to the new participant. All individuals in the current plan account must sign the form. THE SIGNATURES MUST BE GUARANTEED BY A BANK, BROKER OR FINANCIAL INSTITUTION THAT IS A MEMBER OF A MEDALLION SIGNATURE GUARANTEE PROGRAM.

(f) Custody Service: A participant may elect to deposit, with the plan agent, one or more certificates for shares of Sterling common stock. Upon receipt of a certificate and a check in the amount of $7.50, the plan agent will credit the participant's account under the plan with the number of shares of Sterling common stock represented by the certificate. The shares so credited shall be treated for all purposes under the plan as though they had been purchased by the plan agent for the account of the participant pursuant to Section 6 or Section 7 of the plan.

(g) Costs of Administration: Most costs of administering the plan will be paid by Sterling, except as noted below. These fees are subject to change. Sterling will notify participants of changes.

         Sale/Termination                $15.00 + $.05 per share
         Safekeeping                     $7.50 per transaction, if without sale
         First time investments*         $.10 brokerage commission per share
         Voluntary cash contributions*   $.10 brokerage commission per share
         DIVIDEND REINVESTMENT*          $.10 brokerage commission per share

     * This fee will be applicable only if Sterling instructs the plan agent to purchase the shares on the open market.

SECTION 8.        VOTING OF SHARES HELD UNDER THE PLAN.

(a) Voting of Plan Shares: All shares of Sterling common stock held for a participant's account under the plan shall be voted in accordance with the instructions of such participant given on any proxy executed by such participant and returned to Sterling with respect to such shares. A participant desiring to vote shares of Sterling common stock held for such participant's account under the plan in person at a meeting of Sterling shareholders may do so. Shares of Sterling common stock held for such participant's account under the plan will not be voted at a meeting of

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         Sterling shareholders if voting instructions on a proxy are not received by Sterling from such participant, unless such participant elects to vote such shares in person at the meeting.

(b) Tender and Exchange Offers: Each participant shall have the right to instruct the plan agent as to the manner in which to respond to a tender or exchange offer for shares of Sterling common stock, with respect to the shares held for such participant's account.

SECTION 9.        STOCK DIVIDENDS AND STOCK SPLITS ON SHARES HELD IN PLAN.

         Shares of Sterling common stock (including any fraction of a whole share) distributed as a result of the declaration of a stock dividend or a stock split on shares credited to the account of a participant under the plan shall be added to his account and shall be shares subject to the plan. Transaction processing may either be curtailed or suspended until the completion of any such dividend, stock split, distribution or corporate action.

SECTION 10.       EFFECT OF RIGHTS OFFERING ON SHARES HELD IN PLAN.

         In the event that Sterling grants to its shareholders rights to purchase additional shares of Sterling common stock or other securities, rights shall be granted to each participant on whole shares of Sterling common stock credited to the account of such participant under the plan. Rights based on any fraction of a share credited to such participant's account shall at the option of Sterling be either redeemed by Sterling for cash or sold for such participant, and the net proceeds will be credited to his account and shall be invested as a voluntary cash payment in accordance with the provisions of Section 6 or Section 7 of the plan, as the case may be.

SECTION 11. VOLUNTARY WITHDRAWAL FROM THE PLAN; SUSPENSION OR TERMINATION OF RIGHT TO PARTICIPATE.

(a) Voluntary Withdrawal: A participant may withdraw from the plan, at any time, by giving the plan agent notice of withdrawal, but notice received by the plan agent later than two (2) business days prior to the payment date will have the dividends on the terminated account reinvested. The participant must deliver a second request to close the account following the posting of a dividend. A withdrawing participant may request that the plan agent do one of the following:

         (i) Issue Certificate for All Whole Shares: Forward to the participant a certificate for the number of whole shares credited to the participant's account, together with a check in the amount of the value of any fractional share credited to such participant's account (based upon the market price per share on the effective date of withdrawal);

         (ii) Sell All Shares: Sell all shares credited to the participant's account under the plan, in which case the plan agent may sell shares weekly or as often as daily, following the receipt of the withdrawal notice. The plan agent will sell all the shares and deliver a check for the value of all whole and any fractional shares credited to the participant's account (based upon the market price per share on the effective date of withdrawal), plus the amount of the proceeds of sale, less:
                  (w) applicable brokerage fees and commissions, (x) applicable withholding taxes, (y) applicable transfer taxes, and (z) a service charge of $15.00 + $.05 per share (which service charge may be increased or decreased by Sterling in its sole discretion upon prior written notice to each participant); or

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         (iii)    Issue Certificate for Some Shares and Sell the Balance:
                  Forward to the participant a certificate for a specified number of the whole shares credited to the participant's account under the plan and sell the balance of the number of all shares, in which case the plan agent may sell shares weekly, or as often as daily, following the receipt of such notice of withdrawal. The plan agent will sell the shares and forward a certificate for the number of whole shares specified in the participant's notice, together with a check in the amount of the value of any whole and fractional shares credited to the participant's account (based upon the market price per share on the effective date of withdrawal), plus the amount of the proceeds of sale, less: (w) applicable brokerage fees and commissions, (x) applicable withholding taxes, (y) applicable transfer taxes, and (z) a service charge of $15.00 + $.05 per share (which service charge may be increased or decreased by Sterling in its sole discretion upon prior notice to each participant).

(b) Disposition of All Registered Shares: If a participant disposes of all of the shares registered in such participant's name, the plan agent shall, unless and until otherwise notified, continue to reinvest the dividends on the shares of Sterling common stock held in such participant's account under the plan. However, if the plan agent holds less than 1 share of Sterling common stock for such participant's account under the plan (which number of shares may be increased or decreased by Sterling in its sole discretion upon prior written notice to each participant), Sterling may in its discretion elect to treat such participant as though he had withdrawn pursuant to Section 11(a)(i) of the plan as of the date of such election.

(c) Suspension or Termination of Right to Participate: Sterling shall have the right at any time upon written notice to a participant to suspend or terminate the participation by such participant in the plan if it determines in its sole discretion that such suspension or termination is appropriate because shares of Sterling common stock may not lawfully be offered or sold in the state in which the participant resides, that the participant is using the plan for purposes inconsistent with the intended purposes of the plan, or for any other reason. In the event that a participant's right to participate in the plan is terminated, the participant shall be treated as though he had withdrawn pursuant to
         Section 11(a)(i) of the plan as of the date of such termination.

SECTION 12. AMENDMENT, SUPPLEMENTATION, WAIVER, SUSPENSION, TERMINATION AND INTERPRETATION.

(a) Amendment of Plan: The plan may be amended or supplemented by Sterling at any time, from time to time, by mailing (or causing the plan agent to mail) appropriate notice to each participant at such participant's last address of record prior to the effective date of such amendment or supplementation. The amendment or supplement shall conclusively be deemed to be accepted by each participant unless the plan agent receives written notice from a participant of such participant's withdrawal from the plan in accordance with Section 11(a) of the plan. Amendments or supplements may also be required from time to time due to changes in existing rules and regulations or new rules and regulations issued by a governing authority. In such cases, Sterling may make such amendments or supplements as may in its discretion be required and thereafter notify each participant thereof.

(b) Waivers: Any waiver of any provision of the plan must be made by Sterling in writing, and each such waiver, if any, shall only apply to the specific instance involved.

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(c)      Suspension: The plan may be suspended by Sterling at any time, from time to time, by mailing appropriate notice to each participant at such participant's last address of record prior to the effective date of such suspension. In the event of a suspension of the plan, all uninvested voluntary cash payments then held by the plan agent shall be promptly returned to the participants.

(d) Termination: The plan may be terminated by Sterling at any time by mailing appropriate notice to each participant at such participant's last address of record prior to the effective date of such termination. In the event of termination of the plan, certificates for whole shares of Sterling common stock credited to a participant's account under the plan shall be issued to such participant and a cash payment shall be made for any fractional share credited to such participant's account (based upon the market price per share on the effective date of termination).

(e) Interpretation: Any question of interpretation arising under the plan will be determined by Sterling in good faith and any such determination will be final and binding.

SECTION 13.       SPECIAL DIVIDENDS.

         The plan is intended primarily as a vehicle for the reinvestment of regular quarterly cash dividends, if and to the extent that dividends are declared and paid, and for the investment of voluntary cash payments. Notwithstanding anything to the contrary set forth in the plan, shall be paid by Sterling or by the plan agent, as the case may be, in cash to a participant by mailing a check to such participant at such participant's last address of record. Unless specifically authorized by the Board of Directors in the resolution declaring a special dividend, no voluntary cash payments will be accepted by the plan agent for investment in conjunction with the payment of a special dividend of the kind contemplated under Section 1(g) of the plan.

SECTION 14.       MISCELLANEOUS.

(a) Insufficient Authorized Shares: In the event that Sterling shall, as of any dividend payment date, have insufficient authorized shares of Sterling common stock available for issuance pursuant to any purchase required to be made under Section 6 of the plan, all shares available shall be issued and credited pro rata to the participants' accounts. All uninvested dividends shall be paid to participants in cash.

(b) Shares Subject to Issuance Under the Plan: There shall be 500,000 shares of Sterling common stock available for purchase under the plan, which number shall from and after the date of adoption of the plan be subject to automatic proportionate upward adjustment in order to reflect any change in the number of issued and outstanding shares of Sterling common stock which results from a stock dividend, stock split or similar transaction.

(c) Limitation of Liability: Neither Sterling nor the plan agent shall be liable for any loss, damage, or expense arising out of or resulting from any act performed in good faith or any good faith omission on the part of any of them including, but not limited to: (i) any failure to terminate a participant's account upon such participant's death or the transfer of such participant's shares prior to a reasonable length of time after receipt of notice in writing of such death or such transfer;
         (ii) any purchase or failure to purchase shares for a participant's account at a particular time or day or at a particular price; or (iii) any suspension or termination of the plan or of a participant's right to participate in the plan.

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(d)      Notices: A participant shall notify the plan agent promptly in writing of any change of address. Notices to a participant may be given by letter addressed to such participant at such participant's last address of record on file with the plan agent.

(e) No Right of Transfer: No participant shall have any right to withdraw checks or drafts against his account or to give instructions to Sterling or to the plan agent with respect to any shares or cash held therein except as expressly provided herein, nor shall a participant have the right to sell, assign, pledge, or otherwise transfer his account.

SECTION 15.       EFFECTIVE DATE OF PLAN.

         The effective date of the plan shall be June 29, 1987.

SECTION 16.       GOVERNING LAW

The validity and enforceability of the plan and the rights and obligations set forth therein shall be governed by the law (but not the law of conflicts of law) of the Commonwealth of Pennsylvania.





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